Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - May 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield *		17.51%
Less:	Coupon	0.69%
	Servicing Fee	1.50%
	Net Credit Losses	9.35%
Excess Spread :
	May-10	5.97%
	April-10	6.79%
	March-10	9.73%
Three Month Average Excess Spread		7.50%

Delinquency:
	30 to 59 Days	1.03%
	60 to 89 Days	0.96%
	90+ Days	2.39%
	Total	4.38%
Principal Payment Rate		18.40%

*	Yields for the March, April, and May 2010 Monthly Periods reflect an increase in finance charge collections due to a change in the allocation of payments as a result of the implementation of the Credit CARD Act of 2009.